UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2010

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

13125 Danielson Street
Poway, California 92064
 (Address of Principal Executive Offices, Zip Code)

(619) 501-3932
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Effective as of June 14, 2010 through June 17, 2010, the Company issued a total of 13,454,285 shares of common stock to two accredited investors upon their conversion of certain previously issued convertible promissory notes.  Other than the extinguishment of debt principal in the amount of $98,150, no consideration was received by the Company in the transactions.  The issuance of shares of common stock were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investors in connection with the offering.  After this conversion, the total number of outstanding shares of common stock is 104,982,284 shares.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Effective June 14, 2010, the Company agreed to cancel all outstanding options issued to its current employees and officers under the Company’s 2008 Share Employee Incentive Stock Option Plan in exchange for new options having an exercise price of $0.0128.  The lower exercise price was based on the closing price of the Company’s common stock on June 14, 2010.  All other terms of the options remained unchanged.  Scott Weinbrandt, the Company’s Chief Executive Officer, President and a director, holds 6,537,500 options which were cancelled and exchanged for the lower price options, and Kevin Claudio, the Company’s Chief Financial Officer, holds 2,010,000 options which were cancelled and exchanged for the lower price options.  All options held by these officers continue to be locked up pursuant to the terms of their lock up agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Scott Weinbrandt
Name: Scott Weinbrandt
Title: Chief Executive Officer

Date:  June 17, 2010